UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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THE PANTRY, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP
JCP DRAWDOWN PARTNERSHIP, LP
JCP INVESTMENT PARTNERS, LP
JCP INVESTMENT HOLDINGS, LLC
JCP INVESTMENT MANAGEMENT, LLC
JAMES C. PAPPAS
LONE STAR VALUE INVESTORS, LP
LONE STAR VALUE INVESTORS GP, LLC
LONE STAR VALUE MANAGEMENT, LLC
JEFFREY E. EBERWEIN
TODD E. DIENER
JOSHUA E. SCHECHTER

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JCP Investment Management, LLC and Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Concerned Pantry Shareholders” or “CPS”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of CPS’s slate of three highly-qualified director nominees to the Board of Directors of The Pantry, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On March 3, 2014, CPS issued the following press release:

INSTITUTIONAL SHAREHOLDER SERVICES (ISS) RECOMMENDS THAT PANTRY SHAREHOLDERS VOTE THE GOLD PROXY CARD TO ELECT CPS NOMINEES

ISS States “The Financial and Operating Decisions of the Past Decade, But Most Notably the Last Five Years, Appear To Have Greatly Limited the Rate at Which the Company Can Effect Meaningful Change in Its Competitive Environment”

ISS Notes Further “Shareholders’ Lack of Confidence in the Board’s And Management’s Ability to Unlock Shareholder Value, As Manifested in the Share Price Performance, Appears Justified.”

ISS Concludes That CPS Has “Made a Strong Case For Change At the Board Level and Have Nominated Qualified Candidates Who Are Likely To Bring a Fresh Perspective to the Board”

CPS Urges All Shareholders to Vote the GOLD Proxy Card TODAY to Elect All Three CPS Nominees -Todd Diener, James Pappas and Joshua Schechter

HOUSTON, March 3, 2014 -- Concerned Pantry Shareholders (“CPS”), a group led by JCP Investment Management, LLC and Lone Star Value Management, LLC, together a significant shareholder of The Pantry, Inc. (“The Pantry” or the “Company”) (NASDAQ: PTRY), announced today that Institutional Shareholder Services (“ISS”), a leading independent proxy voting advisory firm, has recommended that stockholders of The Pantry vote on CPS’s GOLD proxy card to support the election of its director nominees -- Todd Diener and James Pappas – to the Board of Directors of The Pantry (the “Board”).  ISS recommended that The Pantry stockholders “DO NOT VOTE” on the Company’s white proxy card.

ISS’ show of support marks the second such strong recommendation for a vote on CPS’s GOLD proxy card from an independent proxy voting advisory firm in the past week.  Last week, Glass Lewis & Co., LLC (“Glass Lewis”) recommended that The Pantry shareholders vote on CPS’s GOLD proxy card to elect all three of CPS’s highly qualified nominees after concluding that CPS has made “a far more compelling case in favor of board-level change than Pantry has submitted in favor of maintaining the status quo.”

James Pappas of JCP Investment Management, LLC and Jeff Eberwein of Lone Star Value Management, LLC remarked, “We are deeply gratified by the strong endorsement of both leading proxy advisory firms and appreciate the overwhelming support we have received from our fellow shareholders to date.  We urge you to remain focused on the core issues in this contest and the facts – The Pantry has been plagued by persistent underperformance and deep undervaluation for which the current Board continues to have no viable solution.  In contrast, CPS has a well-thought out plan to improve the Company and the best qualified directors to help implement and oversee it.  We are more confident than ever that with your support we can help create a better future for The Pantry.”

In reaching its conclusion, ISS performed a detailed analysis of both sides’ positions in the election contest.  In its report, ISS focused on the Company’s sustained operating and TSR underperformance, strategic track record, and governance profile.  ISS concluded that shareholders should vote on the GOLD proxy card saying:

“Given the long tenure of the three targeted incumbent directors, however, and the company’s poor performance over a sustained period, it appears that the dissidents have met their burden of proving that change on the board is warranted.”

Excerpts from ISS’ Analysis & Recommendation

On The Pantry’s Persistent Destruction of Shareholder Value and Justified Lack of Shareholder Confidence in the Current Board:

“Over the last 10 years the board has not simply failed to increase, but has failed even to sustain, shareholder value. Given the company’s financial constraints and increased competition, moreover, the window to create shareholder value may be closing. Shareholders’ lack of confidence in the board’s and management’s ability to unlock shareholder value, as manifested in the share price performance, appears justified.”

On The Pantry’s Deep and Sustained Total Shareholder Return (TSR) Underperformance:

“Over the last 10 years, PTRY’s TSR has greatly underperformed its peers and the NASDAQ index, by 369 percentage points and 143 percentage points, respectively. The underperformance began in May 2007, significantly before the financial crisis, and has persisted.  Over the last 5 years the company has continued to materially underperform the peer group by 362 percentage points and the NASDAQ Index by 213 percentage points.”

“…the sustained TSR underperformance over the last 10 years has transcended good and bad economic cycles. Moreover, the company’s peers seemed to have managed their way these cycles.”

On The Pantry’s Operating Underperformance:

“Ironically, as much of the US economy has improved since 2009, the Panty’s adjusted EBITDA has declined by 29% or $82 million and its adjusted EBITDA margin has decreased from 17.1% to 11.2% over the last five fiscal years (ending Sept. 30, 2013). While Merchandise Revenue has increased 8.5%, at a modest 2.1% annual growth rate, this increase has been more than offset by the loss of $112 million in fuel gross profit. The combined impact has decreased Operating Cash Flow by 24%, which equates to a compound annual decrease of 6.7% per year.”

“The modest uptick in Merchandise Revenue, which increased by $12 million from $1.800 billion in FY2013 to $$1.812 billion for LTM 1Q2014, was insufficient to offset the slight decrease in Merchandise Gross Margin, which declined from 34.0% to 33.8%. The overall impact was a further reduction in adjusted EBITDA margin to 10.8%.”

On The Pantry’s Failure to Improve Operating Performance:

“Over the last five years the Pantry’s convenience stores have only once made a positive contribution to adjusted EBITDA and only three times has this metric been positive in the last ten years. … All of which supports the dissident position that changes over the last two years have not materially improved the performance of the company.”

On The Pantry’s Inability to Execute on a QSR Plan:

“Both sides agree that QSRs such as Subway, Little Caesar’s, etc. play an important role in the ability to differentiate the location and pull traffic into the stores driving greater in-store revenues and increased overall profitability. Over the last ten years, however, The Pantry has failed to meaningfully increase the number of QSRs and, in fact, its ratio of QSRs to Total Stores has fallen from 15.5% to 14.3%. Putting aside Casey’s, whose business model has always included a restaurant concept, of note is the fact that Susser – which began 2004 will 111 QSRs compared to Pantry’s 211 – has increased its QSRs by over 217% while Pantry QSRs have increased 5.2% in the last ten years (and have decreased by 3% in the last five years). This too supports the dissident’s premise that the roll out of QSRs has been minimal while competitors have “thrived” in building out the QSR side of their business.”

On The Pantry’s Persistent Valuation Discount, Limited Financial Flexibility and Inability to Respond to Its Competitive Landscape as a Result of Poor Financial and Operating Decisions:

“… despite the numerous changes the company continues to struggle as most evidenced by the steady decline in EBITDA and the lack of meaningful contribution of its convenience stores to adjusted EBITDA. The reduction in EBITDA combined with existing debt – including capitalized leases and operating leases – appears to have greatly limited the company’s financial flexibility. This, in turn, appears to have restricted the company’s ability to respond to its competitive landscape by constraining the capital needed to increase the number of QSRs, rationalize the footprint of its stores, upgrade technology, and remodel existing stores or build new ones.”

“Put differently, as the dissident contends, the financial and operating decisions of the past decade, but most notably the last five years, appear to have greatly limited the rate at which the company can effect meaningful change in its competitive environment. These failures have been recognized by the market and are evident in the 1-year, 3-year, 5-year, and 10-year TSR underperformance. They are also evident in the persistent valuation discount: the Pantry trades at approximately a 40% discount on an EV/EBITDA forward multiple basis.”

On the Valid Indictment of the Board’s Track Record of Failed Strategies and Lack of Urgency:

“While the declining trend in EBITDA since 2009 is singularly troubling, however, shareholder may be even more concerned by the apparent inverse relationship between The Pantry’s declining EBITDA – even as the US economy was recovering - and the lack of any visible benefit from the $1.8 billion in capex and acquisitions over the last ten years. On these points, the dissident’s main premise seems valid: the sustained underperformance appears as much an indictment of board’s track record of failed strategies, or of its lack, at least until recently, of a sense of urgency, as it does macro-economic factors.”

On The Pantry’s Poor Corporate Governance:

“With respect to the ability of shareholder to call a special meeting and the right of shareholders to act by written consent, ISS believes that shareholders should have a voice in matters that affect their rights as owners. In particular, the inability to act by written consent or call a special meeting in lieu of an annual meeting infringes on shareholders’ ability to take action between annual meetings and could promote management or board entrenchment.”

On The Pantry’s Disingenuous Selection Criteria and Attempts to Undermine the Qualifications of CPS’s nominees:

“On January 9, 2014, in an email, Mr. Murnane informed Mr. Pappas that the Nominating Committee has decided not to recommend any of CPS’s nominees for addition to the board on the grounds that they did not meet the board’s criteria that candidates have operational experience as either the CEO of a public company, preferably in grocery, or as a senior executive in the fuels area.  The dissident, however, points out that as of that date none of The Pantry’s current directors, including those targeted by this contest, meets these criteria. Based on The Pantry’s public disclosure, it appears only Mr. Holman has ever served as the CEO of a public company – and that company, Galyan’s Trading Company, where he was a CEO for one year from 2003 and 2004, is a sporting goods store.”

On the Benefits of Adding New Directors with QSR Experience and Financial Expertise:

“The board would, however, also likely benefit from the addition of two new directors who can provide both the restaurant experience it will require, given the strategic focus on increasing Quick Service Restaurants (QSRs). They would also add financial expertise to help turnaround overall operating and financial performance.”

On the Strong Qualifications of CPS’s Nominees:

“The complementary skills and experience of dissident nominees Diener and Pappas appear well-suited to address the company’s efforts to implement a more successful QSR strategy, strengthen its store base, improve financial performance and maximize shareholder return. Diener’s and Pappas’s experience and knowledge in QSRs and restaurants appear particularly relevant vis-à-vis the targeted incumbents’ expertise in this area.”

“In his role as President of Chili’s, Diener led all aspects of the brand, including finance, P&L, marketing, operations, real estate, human resources and franchising. Diener’s 28 years of experience in a senior role at Chili’s provide him with deep strategic and operational expertise which would benefit the board in its efforts to implement a more successful QSR strategy, strengthen its store base, improve financial performance and maximize shareholder return.”

“As Chairman of Morgan’s Foods, Pappas has deep understanding of the retail operations and effective oversight of a public company. Mr. Pappas has significant experience in valuation, transactions and corporate finance. Through his service at Morgan’s Foods, which operates restaurants and franchise through subsidiaries of KFC Corporation, Taco Bell Corporation and Pizza Hut Corporation, Pappas also brings franchise and restaurant experience.”

ISS Concluded:

“In conclusion, the dissidents have made a strong case for change at the board level and have nominated qualified candidates who are likely to bring a fresh perspective to the board. We therefore recommend shareholders vote on the dissident’s GOLD proxy card and vote FOR dissident nominees Diener and Pappas as well as the management nominees Dickson, Finnegan, Guion, Hatchell, McElroy and Miles that are listed on the dissident’s GOLD card.”

CPS urges all shareholders to follow both Glass Lewis’ and ISS’ call for change at The Pantry and vote the GOLD proxy card TODAY to elect all three of CPS’s highly-qualified nominees at the Annual Meeting of stockholders scheduled for March 13, 2014.

About JCP Investment Management:

JCP Investment Management, LLC is an investment firm headquartered in Houston, TX that engages in value-based investing across the capital structure.  JCP follows an opportunistic approach to investing across different equity, credit and distressed securities largely in North America.

About Lone Star Value Management:

Lone Star Value Management, LLC (“Lone Star Value”) is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders.  Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors.  Lone Star Value is based in Old Greenwich, CT.

Investor Contact:
John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11